Exhibit 99.1

PARKER DRILLING COMPANY ANNOUNCES RESULTS OF CASH TENDER

OFFER FOR ITS 2.125% CONVERTIBLE SENIOR NOTES DUE 2012

HOUSTON, May 9, 2012 - Parker Drilling Company (NYSE: PKD) (Company) today announced the expiration and final results of the Company’s previously announced cash tender offer (Tender Offer) for any and all $125 million aggregate principal amount of its 2.125% Convertible Senior Notes due 2012 (Convertible Senior Notes). The Tender Offer expired at 11:59 p.m., New York City time, on May 8, 2012. The Tender Offer was made pursuant to the Offer to Purchase dated April 11, 2012.

Based on information provided by The Bank of New York Mellon Trust Company, N.A., the depositary for the tender offer, $122,852,000 in aggregate principal amount of Convertible Senior Notes were validly tendered and not withdrawn pursuant to the Tender Offer. The Company accepted for purchase all of the aggregate principal amount of Convertible Senior Notes (the Accepted Notes) validly tendered and not withdrawn for aggregate consideration of $124,073,165.94 (the Total Consideration), which includes accrued but unpaid interest on the Accepted Notes. All Convertible Senior Notes purchased in the Tender Offer will be retired.

The Company will deposit with the Depository Trust Company the amount of cash necessary to pay for all Accepted Notes, which payment will include accrued and unpaid interest to, but not including, May 9, 2012.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated April 11, 2012, as amended, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the Tender Offer, at (800) 628-8536 (US toll free) or, for banks and brokers, (212) 269-5550. The Company retained Barclays Capital Inc. to act as the exclusive dealer manager in connection with the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities. The Tender Offer was made solely by the Offer to Purchase dated April 11, 2012, as amended. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this news release, including but not limited to those relating to the tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, successful completion of the tender offer and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.

SOURCE: Parker Drilling Company